                                                                                                       Exhibit 12


             Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
                                              (Dollars in thousands)
                                                  Three Months ended                     Nine Months ended
                                                     September 30,                          September 30,
                                               -------------------------                ------------------------

                                                 1999             1998                    1999            1998
                                               --------         --------                --------        --------

Income before extraordinary item ...........   $ 20,042         $ 13,807                $ 80,416        $ 66,071

Add:
  Portion of rents representative
    of the interest factor .................        306              155                     795             401
  Interest on indebtedness .................      39014            27224                  116011           75784
                                               ========         ========                ========        ========
    Earnings ...............................   $ 59,362         $ 41,186                $197,222        $142,256
                                               ========         ========                ========        ========

Fixed charges and preferred stock dividend:
  Interest on indebtedness .................   $ 39,014         $ 27,224                $116,011        $ 75,784
  Capitalized interest .....................       1074              910                    4259            2223
  Portion of rents representative
    of the interest factor .................        306              155                     795             401
                                               --------         --------                --------        --------
     Fixed charges .........................      40394            28289                  121065           78408
                                               --------         --------                --------        --------
Add:
  Preferred stock dividend .................       9441             5650                   28320           16953
                                               --------         --------                --------        --------

  Combined fixed charges and preferred stock   $ 49,835         $ 33,939                $149,385        $ 95,361
      dividend
                                               ========         ========                ========        ========

Ratio of earnings to fixed charges .........       1.47 x           1.46 x                  1.63 x          1.81 x

Ratio of earnings to combined fixed charges
     and preferred stock dividend ..........       1.19             1.21                    1.32            1.49